EXHIBIT (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Retek Inc.
at
$9.00 Net Per Share
by
Ruby Merger Corp.
A Wholly Owned Subsidiary of
Oracle Corporation
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 5, 2005, UNLESS THE OFFER IS EXTENDED.
      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “SHARES”), OF RETEK INC. (THE “COMPANY”), WHICH, TOGETHER WITH THE SHARES THEN OWNED BY ORACLE CORPORATION (“PARENT”) AND ITS SUBSIDIARIES (INCLUDING RUBY MERGER CORP. (THE “PURCHASER”)), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) PARENT BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE AGREEMENT AND PLAN OF MERGER DATED FEBRUARY 28, 2005 BY AND AMONG SAP AMERICA, INC., SAPPHIRE EXPANSION CORPORATION, AND THE COMPANY HAS BEEN TERMINATED AND THAT A DEFINITIVE MERGER AGREEMENT, IN A FORM SATISFACTORY TO PARENT IN ITS REASONABLE DISCRETION, AMONG THE COMPANY, PARENT AND THE PURCHASER HAS BEEN EXECUTED, (III) PARENT BEING SATISFIED, IN ITS REASONABLE DISCRETION, THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW DO NOT APPLY TO OR OTHERWISE RESTRICT PARENT’S OFFER AND THE PROPOSED MERGER WITH THE COMPANY AND (IV) ANY WAITING PERIODS UNDER APPLICABLE ANTITRUST LAWS HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE “INTRODUCTION” AND “THE OFFER — SECTION 14”.
      PARENT AND THE PURCHASER ARE SEEKING TO NEGOTIATE A BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE PROPOSED MERGER) UPON ENTERING INTO A MERGER AGREEMENT WITH THE COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.
IMPORTANT
      Any stockholder of the Company desiring to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to EquiServe Trust Company, N.A., the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Book-Entry Delivery” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.
      Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer — Section 3 — Guaranteed Delivery”.
      Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.
      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.
March 9, 2005

i

SUMMARY TERM SHEET
      Ruby Merger Corp., a wholly owned subsidiary of Oracle Corporation, is offering to purchase all outstanding shares of common stock, par value $0.01 per share, of Retek Inc. for $9.00 net per share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are some of the questions you, as a Retek Inc. stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.
Who is offering to buy my shares?
      Our name is Ruby Merger Corp. We are a Delaware corporation formed for the purpose of making this tender offer for all of the common stock of Retek. We are a wholly owned subsidiary of Oracle, a Delaware corporation. See “The Offer — Section 9”.
What securities are you offering to purchase?
      We are offering to purchase all of the outstanding common stock, par value $0.01 per share, of Retek. We refer to one share of Retek common stock as a “share” or “Share”. See “Introduction”.
How much are you offering to pay for my shares and what is the form of payment?
      We are offering to pay you $9.00 per share in cash without brokerage fees, commissions or, except in certain circumstances, transfer taxes. See “Introduction”.
Do you have the financial resources to pay for the shares?
      We currently own 5.5 million shares of Retek. We estimate that we will need approximately $467,431,902 to purchase all remaining shares pursuant to the offer and to pay related fees and expenses. As of February 28, 2005, Oracle had cash and cash equivalents and short-term investments in the amount of approximately $9.1 billion. Oracle expects to contribute or otherwise advance funds to enable us to consummate the offer. Oracle expects to have sufficient cash on hand at the expiration of the offer to pay the offer price for all shares in the offer. The offer is not conditioned upon any financing arrangements. See “The Offer — Section 10”.
Is your financial condition relevant to my decision to tender in the offer?
      Because the form of payment consists solely of cash and is not conditioned upon any financing arrangements, we do not think our financial condition is material to your decision whether to tender in the offer.
How does the offer relate to the announced merger between Retek and SAP AG?
      On February 28, 2005, Retek and SAP America, Inc., an affiliate of SAP AG (“SAP”), announced that they had entered into a definitive agreement and plan of merger pursuant to which SAP would acquire Retek through its wholly owned subsidiary Sapphire Expansion Corporation. Under the terms of the agreement, Retek stockholders would receive $8.50 in cash for each outstanding share of Retek common stock. Retek, however, is permitted, under the terms of the agreement, to terminate the agreement and plan of merger in order to accept a superior proposal offered by another party. Our offer to pay you $9.00 per share in cash is being made as an alternative, superior proposal to the announced merger between Retek and SAP. Termination of the agreement between SAP and Retek is a condition to this offer.
What does the Board of Directors of Retek think of the offer?
      Retek’s Board of Directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Retek is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

How long do I have to decide whether to tender in the offer?
      You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, April 5, 2005. The offer may be extended until the principal conditions to the offer, which are described below, are satisfied. If the offer is extended, we will issue a press release announcing the extension at or before 9:00 A.M. New York City time on the next business day after the date the offer was scheduled to expire. See “The Offer — Section 1”.
      We may elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1”.
What are the most significant conditions to the offer?
      The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the offer a number of shares of Retek, which, together with the shares then owned by Oracle and its subsidiaries (including Ruby Merger Corp.), represents at least a majority of the total number of shares outstanding on a fully diluted basis, (ii) Oracle being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated February 28, 2005 by and among SAP America, Inc., Sapphire Expansion Corporation, and Retek has been terminated and that a definitive merger agreement, in a form satisfactory to Oracle in its reasonable discretion, among Retek, Oracle and Ruby Merger Corp. has been executed, (iii) Oracle being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict Oracle’s offer and the proposed merger with Retek and (iv) any waiting periods under applicable antitrust laws having expired or been terminated. The Offer is also subject to other conditions. See “The Offer — Section 14”.
How will I be notified if the offer is extended?
      If we decide to extend the offer, we will inform EquiServe Trust Company, N.A., the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer — Section 1”.
How do I tender my shares?
      To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other required documents, to EquiServe Trust Company, N.A. not later than the time the offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary within three Nasdaq National Market trading days. However, the depositary must receive the missing items within that three trading day period. See “The Offer — Section 3”.
Until what time can I withdraw tendered shares?
      You can withdraw tendered shares at any time until the offer has expired. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included. See “The Offer — Section 4”.

How do I withdraw tendered shares?
      To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to EquiServe Trust Company, N.A. while you have the right to withdraw the shares. See “The Offer — Section 4”.
When and how will I be paid for my tendered shares?
      Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn shares promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer that are dependent upon receipt of governmental approvals set forth in “The Offer — Section 14”. See “The Offer — Section 2”.
      We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with EquiServe Trust Company, N.A., which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by EquiServe Trust Company, N.A. of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer — Section 3 — Book-Entry Delivery”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares. See “The Offer — Section 2”.
Will the offer be followed by a merger if all the Retek shares are not tendered in the offer?
      If we accept for payment and pay for at least a majority of the outstanding shares on a fully diluted basis, Ruby Merger Corp. expects to be merged with and into Retek. If that merger takes place, Oracle will own all of the shares and all remaining stockholders (other than us, Oracle and stockholders properly exercising their appraisal rights) will receive the price per share paid in the offer. See “The Offer — Section 12 — Purpose of the Offer; Plans for the Company”.
If a majority of the shares are tendered and accepted for payment, will Retek continue as a public company?
      If the merger takes place, Retek will no longer be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible for continued inclusion on the Nasdaq National Market, there may not be a public trading market for the shares, and Retek may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See “The Offer — Section 7”.
If I decide not to tender, how will the offer affect my shares?
      If the offer is successful, Ruby Merger Corp. expects to conclude a merger transaction in which all shares of Retek will be exchanged for an amount in cash per share equal to the price per share paid in the offer. If the proposed second-step merger takes place, stockholders who do not tender in the offer (other than those properly exercising their appraisal rights) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if such merger takes place, the only difference between tendering and not tendering shares in the offer is that tendering stockholders will be paid earlier. If, however, the merger does not take place and the offer is consummated, the number of stockholders and the number of shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than Ruby Merger Corp., which may affect prices at which shares trade. Also, as described above, Retek may cease making filings with the Securities and Exchange Commission or being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See “The Offer — Section 7”.
What is the market value of my shares as of a recent date?
      On March 8, 2005, the last full trading day before the announcement of our intention to commence the offer, the last reported sales price of Retek common stock reported on the Nasdaq National Market was $8.59 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

What are the federal income tax consequences of participating in the offer?
      In general, your sale of shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer — Section 5”.
Who can I talk to if I have questions about the offer?
      You can call MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free). See the back cover of this Offer to Purchase.

To the Stockholders of Retek Inc.:
INTRODUCTION
      We, Ruby Merger Corp. (the “Purchaser”), a Delaware corporation and wholly owned subsidiary of Oracle Corporation, a Delaware corporation (“Parent”), are offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Retek Inc., a Delaware corporation (the “Company”) for $9.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to EquiServe Trust Company, N.A., the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer — Section 16”.
      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Parent and its subsidiaries (including the Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) Parent being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated February 28, 2005 by and among SAP America, Inc., Sapphire Expansion Corporation, and the Company (the “SAP Merger Agreement”) has been terminated and that a definitive merger agreement, in a form satisfactory to Parent in its reasonable discretion, among the Company, Parent and the Purchaser has been executed (the “Merger Agreement Condition”), (iii) Parent being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law (“Delaware Law”) do not apply to or otherwise restrict Parent’s Offer and the proposed merger with the Company (the “Section 203 Condition”) and (iv) any waiting periods under applicable antitrust laws having expired or been terminated. The Offer is also subject to other conditions. See “The Offer — Section 14”.
      According to the SAP Merger Agreement filed with the Company’s Form 8-K filed on February 28, 2005 with the Securities and Exchange Commission (the “SEC”), as of February 25, 2005, there were 56,117,640 Shares outstanding and 9,618,596 Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding employee stock options. Parent beneficially owns 5.5 million Shares representing approximately 9.8% of the outstanding Shares.
      The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company’s Board of Directors (the “Company Board”) and to seek to have the Company consummate a merger or other similar business combination with us (or one of our subsidiaries). Under Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve a merger or other business combination without a vote of the Company Board or other stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of a merger or other business combination by the Company’s stockholders. Approval of a merger or other business combination requires the affirmative vote of holders of a majority of the outstanding Shares. Pursuant to such merger or business combination, outstanding Shares not owned by Parent or its subsidiaries (including us) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.
      Parent and the Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, the Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the proposed merger) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Parent, the Purchaser and the Company.

      The Company has never paid a cash dividend on the Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.
      This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.
THE OFFER
      1.     Terms of the Offer. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn. “Expiration Date” means 12:00 Midnight, New York City time, on Tuesday, April 5, 2005, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.
      The Offer is subject to the conditions set forth in “The Offer — Section 14”, which include, among other things, satisfaction of the Minimum Tender Condition, the Merger Agreement Condition, the Section 203 Condition and any waiting periods under applicable antitrust laws having expired or been terminated. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4”, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
      Subject to any applicable rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its reasonable discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.
      Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the conditions set forth in “The Offer — Section 14” has not been satisfied or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) under the Exchange Act requires the Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.
      If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.
      If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in “The Offer — Section 4”. Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
      Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.
      After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are satisfied or waived by us on or before the Expiration Date, (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.
      We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.
      We are making a request to the Company for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
      2.     Acceptance for Payment; Payment. Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the later of the Expiration Date and the satisfaction or waiver of all conditions that are dependent upon the receipt of governmental approvals set forth in “The Offer — Section 14”. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our reasonable discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of governmental approvals. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer — Section 14”. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.
      We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Book-Entry Delivery”)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3”. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.
      For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.
      We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.
      If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, promptly following the expiration or termination of the Offer.
      3.     Procedure for Tendering Shares.
      Valid Tender of Shares. To tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.
      The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.
      The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.
      Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.
      Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion

Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
      Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Purchaser is received by the Depositary (as provided below) by the Expiration Date; and

(iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three Nasdaq National Market (“Nasdaq”) trading days after the date of execution of the Notice of Guaranteed Delivery.
      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
      Backup Withholding. Under the U.S. Federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.
      Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 8, 2005). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their reasonable discretion, may deem proper at any annual, special or adjourned meeting of the Company’s stockholders. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders).
      The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.
      Determination of Validity. We will determine, in our reasonable discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

      4.     Withdrawal Rights. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after May 9, 2005, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.
      For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by again following one of the procedures described in “The Offer — Section 3” at any time before the Expiration Date.
      If we include a Subsequent Offering Period (as described in more detail in “The Offer — Section 1”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.
      We will determine, in our reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.
      5.     Certain Tax Considerations. The U.S. Federal income tax discussion set forth below is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the Offer, including the effects of applicable state, local and other tax laws. The following discussion may not apply to certain stockholders. For example, the following discussion may not apply to you if you acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with the Company, you are not a citizen or resident of the United States or you are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.
      Your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you tender Shares pursuant to the Offer, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if you hold the Shares as capital assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.
      A stockholder whose shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See “The Offer — Section 3 — Backup Withholding”.

      6.     Price Range of Shares; Dividends. The Shares are listed and principally traded on Nasdaq under the symbol RETK. The following table sets forth for the periods indicated the high and low sales prices per Share on Nasdaq as reported in published financial sources:

	High	Low

2002
First Quarter	$35.00	$17.09
Second Quarter	28.51	18.20
Third Quarter	24.30	2.99
Fourth Quarter	4.75	1.50
2003
First Quarter	6.17	2.62
Second Quarter	8.50	5.02
Third Quarter	7.89	6.00
Fourth Quarter	11.49	6.75
2004
First Quarter	11.99	6.57
Second Quarter	8.35	5.28
Third Quarter	6.15	3.40
Fourth Quarter	6.86	4.42
2005
First Quarter (through March 8, 2005)	8.96	5.08
      The Company has never paid a cash dividend on the Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.
      On March 8, 2005, the last full trading day before the announcement of our intention to commence the Offer, the last reported sales price of the Shares reported on Nasdaq was $8.59 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.
      7.     Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Registration under the Exchange Act; Margin Regulations.
      Possible Effects of the Offer on the Market for the Shares. If the merger of the Company and us (or one of our subsidiaries) is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if such merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the merger does not take place and the Offer is consummated, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than the Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.
      Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in Nasdaq, the market for the Shares could be adversely affected. According to Nasdaq’s published guidelines, the Shares would not meet the criteria for continued inclusion in Nasdaq if, among other things, the number of publicly held Shares were less than 750,000, the aggregate market value of the publicly held Shares were less than $5,000,000 or there were fewer than two market makers for the Shares. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet these standards, the quotations on Nasdaq will be discontinued. In the event the Shares were no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.
      Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders’ meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or Nasdaq reporting. We intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.
      Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.
      8.     Certain Information Concerning the Company. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information Agent or the Depositary.
      According to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “Company 10-K”), the Company was incorporated in the State of Ohio in 1985 as Practical Control Solutions, Inc. (renamed Retek Logistics, Inc. in April 1999) and reincorporated as a Delaware corporation and renamed Retek Inc. in September 1999. The Company completed its initial public offering on November 23, 1999. The principal executive offices of the Company are located at 950 Nicollet Mall, 4th Floor, Minneapolis, Minnesota 55403 and its telephone number is (612) 587-5000. According to the Company 10-K, the Company provides software solutions and services to retailers who sell to their customers through traditional retail stores, catalogs and/or internet-enabled storefronts. The software solutions are targeted to help retailers efficiently create, manage and fulfill consumer demand and consist of five integrated, but independently deployable groups of products, namely: advanced replenishment, planning and optimization; merchandise operations management; supply chain management; integrated store operations; and enterprise infrastructure. In addition, the Company provides professional services, which include technical and implementation support and business realization consulting, designed to help retailers and their integration partners implement their solutions rapidly and cost-effectively and help optimize their potential benefits.
      Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.
      9.     Certain Information Concerning the Purchaser and Parent. We are a Delaware corporation incorporated on March 7, 2005, with principal executive offices at 500 Oracle Parkway, Redwood City, CA 94065. The telephone number of our principal executive offices is (650) 506-7000. To date, we have engaged in no activities other than those incident to our formation and the commencement of the Offer. The Purchaser is a wholly owned subsidiary of Parent.
      Parent is a Delaware corporation incorporated on October 29, 1986, with principal executive offices at 500 Oracle Parkway, Redwood City, CA 94065. The telephone number of Parent’s principal executive offices is (650) 506-7000. Parent develops, manufactures, markets and distributes computer software that helps its customers manage and grow their businesses and manage their operations. Parent’s software products can be categorized into two broad areas: database technology software and applications software. Parent’s database technology software provides an internet platform for developing and deploying applications on the internet and on corporate intranets. Database technology software products include database management software, application server software and development tools that allow users to create, retrieve and modify the various types of data stored in a computer system. Parent’s applications software can be accessed with standard web browsers and can be used to automate business processes and to provide business intelligence for marketing, sales, order management, procurement, supply chain, manufacturing, service, human resources and projects. Parent offers a fully integrated suite of applications built upon a unified information architecture. Parent’s software runs on a broad range of computers, including mainframe computers, minicomputers, servers, workstations, personal computers, laptop computers and information appliances, such as hand-held devices and mobile phones. In addition to computer software products, Parent offers a range of consulting, education, support and other services. Parent also offers customers who choose not to install its applications on their own hardware outsourcing services that permit web browser access to Parent’s database technology and software applications hosted at sites that Parent operates or manages.
      The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of Parent and the Purchaser and certain other information are set forth on Schedule I hereto.
      On March 7 and 8, 2005, Parent purchased a net total of 5.5 million Shares through ordinary brokerage transactions at prevailing market prices for a weighted average price of $8.82 per Share. Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Purchaser, their subsidiaries or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
      Additional Information. Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in “The Offer — Section 8”.
      10.     Source and Amount of Funds. We currently own 5.5 million Shares. We estimate that we will need approximately $467,431,902 to purchase all remaining Shares pursuant to the Offer and to pay related fees and expenses. As of February 28, 2005, Parent had cash and cash equivalents and short-term investments in the amount of approximately $9.1 billion. Parent expects to have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares in the Offer. The Offer is not conditioned upon any financing arrangements.
      11.     Background of the Offer; The Oracle Merger Agreement.
      Background of the Offer. As part of the continuous evaluation of its businesses and plans, Parent regularly considers a variety of strategic options and transactions. In particular, in December 2004, Parent completed its acquisition of PeopleSoft, Inc. (“PeopleSoft”), which in turn had acquired J.D. Edwards & Company in July of 2003. In addition, Parent has evaluated a number of other potential acquisitions in recent years.
      In the first half of 2004, Parent began evaluating potential candidate providers of software applications and services to the retail industry for possible acquisitions or other strategic relationships.
      In September 2004, Charles Phillips, Parent’s co-President, initiated discussions with Martin J. Leestma, President and Chief Executive Officer of the Company for purposes of exploring alternatives for a strategic transaction between Parent and the Company. During September and October 2004, Messrs. Phillips and Leestma had several preliminary conversations regarding the respective businesses, products and markets of the two companies, as well as possible alternatives for a strategic relationship.
      On October 28, 2004, Parent and the Company entered into a mutual non-disclosure agreement.
      On October 28, 2004, a team (comprised of Parent financial, technology and operational personnel) met in Minneapolis, Minnesota with a counterpart delegation of Company personnel. Over the course of the day, the teams reviewed the technology and product offerings, sales and marketing operations, financial performance and accounting policies of the Company and areas of each business that appeared complementary. Also in the fall of 2004, Messrs. Phillips and Leestma continued their discussion of the potential structure and terms of a transaction between the two companies.
      Due to increased intensity of activity in connection with Parent’s acquisition of PeopleSoft in November 2004, executive-level contact between Parent and the Company was limited. Nonetheless, in mid-November 2004, Parent personnel continued to review and discuss with Company personnel more detailed information about the Company’s product roadmap, technology, customer contracts and accounting policies. In addition, the Company’s financial advisor discussed potential valuations of the Company based on analyses it prepared of potential financial benefits of a business combination with Parent.
      On December 1, 2004, a team of Parent personnel directed by Mr. Phillips met with the Company in Minneapolis to further explore a potential transaction. The discussions were focused predominantly on the Company’s sales process, customer pipeline and operating performance.
      In the course of the foregoing meetings, the Company provided Parent’s representatives with the Company’s then current financial projections for the remainder of 2004, 2005 and 2006. Parent believes that such information has been superseded by the Company’s announced results for 2004 and guidance for the first quarter of 2005, as well as the forecasts for 2005 and 2006 presented in SAP America, Inc.’s Schedule TO filed with the SEC on March 4, 2005.
      Also in December, Parent prepared for the completion of its acquisition of PeopleSoft and the resulting implementation of integration plans. As such, Mr. Phillips indicated to Mr. Leestma that, although Parent remained enthusiastic about a transaction with the Company, Parent wished to defer further substantive consideration of such a transaction until early 2005.
      In January and February 2005, Mr. Phillips interacted with Mr. Leestma on several occasions seeking to restart the discussions of a potential transaction. No meetings were scheduled.
      On February 28, 2005, the Company announced that it had entered into a definitive agreement to be acquired by SAP America, Inc., an affiliate of SAP AG, for $8.50 per share in cash.
      On March 8, 2005 immediately preceding Parent’s issuance of a press release announcing its intention to commence the Offer, the chief executive officer of Parent delivered the following letter addressed to the Board of Directors of the Company:
March 8, 2005
Board of Directors
Retek Inc.
950 Nicollet Mall
Minneapolis, Minnesota 55403
Members of the Board:
      Oracle Corporation is proposing to acquire all of the outstanding shares of Retek Inc. at $9.00 per share in cash. Our offer is superior to that of SAP and a better value for Retek’s shareholders.
      Oracle owns 5.5 million Retek shares, or nearly 10 percent of the outstanding shares. We will fund the acquisition of the remaining shares from our existing cash balances, and our offer is not subject to any financing condition.
      We are very familiar with Retek’s business and management team. We have been partners since Retek’s founding in 1986, and most Retek applications have been developed using Oracle’s development tools. Approximately 80 percent of Retek’s customers currently run on Oracle’s technology platform. Most importantly, unlike SAP, we share a vision of the future with applications built in the Java programming language and based on industry standards.
      We have already put extensive thought into our integration and joint product roadmap. Since Oracle’s products are complementary with Retek’s, we will not need to rationalize duplicate product sets or customer migration paths. Retek’s existing products will simply become part of the Oracle E-business Suite. As a result, we think our combination is a far more compelling value proposition for your customers, partners, and employees.
      We are prepared to enter into a merger agreement with you on essentially the same terms as your announced transaction with SAP. We are including with this letter a draft merger agreement and would expect to review the Company Disclosure Schedule that is part of the SAP merger agreement but that was not publicly filed.
      As the price we are offering represents a premium to that offered by SAP on essentially the same non-financial terms, it constitutes a Superior Company Proposal within the meaning of your merger agreement with SAP.
      To minimize any timing discrepancy between our offer and the transaction with SAP and to accelerate payment to your shareholders, we are making a public announcement of our offer simultaneously with the delivery of this letter. We plan to commence a cash tender offer on March 9 with essentially the same terms and conditions as the SAP tender offer, but at a higher price. We also plan on March 9 to make pre-merger notification filings with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act. Retek may also be required to make filings under that act.
      We believe that our proposal is in the best interests of Retek’s shareholders, customers, partners, and employees. We look forward to your response and to working with you to complete this transaction.
Sincerely,
Lawrence J. Ellison

      The Oracle Merger Agreement. It is a condition to the Offer that the Company enter into a merger agreement with Parent and the Purchaser. In connection with this Offer and Parent’s proposed acquisition of the Company, Parent delivered to the Company, together with the letter to its Board of Directors, a form of Agreement and Plan of Merger that Parent is prepared to sign (the “Oracle Merger Agreement”), the terms of which are summarized below. The Oracle Merger Agreement is substantially identical to the SAP Merger Agreement except as to the superior price offered by Parent. The Oracle Merger Agreement provides that following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” the Purchaser will be merged with and into the Company (the “Merger”), and each then outstanding Share (other than Shares owned directly by Parent, the Purchaser or the Company in treasury, or the Shares that are held by stockholders, in each case, if any, who are entitled to and who properly exercise appraisal rights under Delaware Law) will be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer, without interest thereon.
      Vote Required to Adopt Merger. Delaware Law requires, among other things, that any plan of merger or consolidation of the Company must be, if the “short-form” merger procedure described below is not available, approved by the Company Board and adopted by the holders of the Company’s outstanding voting securities. The Company Board has not yet approved the Oracle Merger Agreement, the Offer or the Merger, nor have the Company’s stockholders adopted the Oracle Merger Agreement, as required if such “short-form” merger procedure is not available. Under Delaware Law, if stockholder adoption of the Oracle Merger Agreement is required in order to consummate the Merger, the vote required is the affirmative vote of the holders of a majority of the outstanding Shares. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.
      Delaware Law also provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company and that subsidiary may merge without the approval of the stockholders of the parent or the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser owns at least 90% of the outstanding Shares, the Purchaser could effect the Merger without prior notice to, or any action by, any other stockholder of the Company. Pursuant to the Oracle Merger Agreement, the Company would grant Parent a top-up option (the “Top-Up Option”), which would permit but not require Parent to purchase, at a price per Share equal to the price per Share paid in the Offer, a number of Shares that, when added to the number of Shares owned by Parent, the Purchaser and any of their respective affiliates immediately following consummation of the Offer, would constitute at least 90% of the Shares then outstanding. The Top-Up Option would only be exercisable if the Purchaser accepts for payment pursuant to the Offer the Shares constituting, together with the Shares owned by Parent or its affiliates, at least 80% but less than 90% of the Shares then outstanding.
      Conditions to the Merger. The Oracle Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (a) if required by applicable law, the Oracle Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the Shares; (b) any consents, approvals and filings under any foreign competition and antitrust law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made, and all other regulatory approvals required to consummate the transactions contemplated by the Oracle Merger Agreement, whether U.S. or foreign, shall have been obtained and shall be in full force and effect; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting the condition described in this clause (c), the party asserting such condition shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; (d) no statute, rule or regulation shall have been enacted or promulgated by any governmental entity that prohibits consummation of the Merger; and (e) the Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer.

      Termination of the Oracle Merger Agreement. The Oracle Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after adoption of the Oracle Merger Agreement by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if

(i) any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action has become final and nonappealable, or

(ii) as the result of the failure of any of the conditions (described above in “Conditions to the Merger”), (A) the Purchaser has failed to commence the Offer within 30 days following the date of the Oracle Merger Agreement or (B) the Offer has terminated or expired in accordance with its terms (including after giving effect to any extensions) without the Purchaser having purchased any Shares pursuant to the Offer prior to May 9, 2005; provided, however, that the right to terminate the Oracle Merger Agreement pursuant to this clause (ii) is not available to any party whose failure to comply with its obligations under or breach of the Oracle Merger Agreement results in the failure of any such condition;

(c) by Parent, if any representation or warranty made by the Company in the Oracle Merger Agreement is not true and correct, or if the Company breaches or fails to perform in any material respect any of its covenants or agreements contained in the Oracle Merger Agreement, which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in the Oracle Merger Agreement and (ii) cannot be or has not been cured within 15 days after the giving of written notice to the Company of such breach;

(d) by Parent if (i) either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event described in paragraph (e) of “The Offer — Section 14” or (ii) there has not been validly tendered and not withdrawn prior to the expiration of the Offer at least a majority of the outstanding Shares, on a fully diluted basis, on or prior to such date;

(e) by the Company, prior to the acceptance for payment of the Shares pursuant to the Offer, if the Company Board causes the Company to accept a Superior Company Proposal (as defined below) and enter into an Acquisition Agreement (as defined below) with respect thereto in accordance with the second paragraph under “Takeover Proposals”; provided, however, that the Company has complied with all of the applicable provisions of the Oracle Merger Agreement; or

(f) by the Company prior to the acceptance of the Shares for payment pursuant to the Offer, if Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the Oracle Merger Agreement and if such failure to perform cannot be or has not been cured within 15 days after the giving of written notice to Parent of such breach.
      Takeover Proposals. The Oracle Merger Agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director, or employee of, or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries to, directly or indirectly (a) solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined below), (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate knowingly the making of any inquiry or any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal or (c) make or authorize any statement, recommendation or solicitation in respect of any Company Takeover Proposal (except as described below). The Company would agree to, and to cause its subsidiaries and representatives to, (i) immediately cease and cause to be terminated all discussions or negotiations with respect to any proposal that constitutes or would reasonably be expected to lead to a Company Takeover Proposal and (ii) request the prompt return or destruction of all confidential information previously furnished. The Company would agree to, and to cause each Company subsidiary to, enforce (and not release any person from any obligations under) any confidentiality, standstill or similar agreement to which the Company or any Company subsidiary is a party. Notwithstanding the foregoing, at any time prior to acceptance for payment of the Shares pursuant to the Offer, the Company may, in response to a Company Takeover Proposal that the Company Board determines, in good faith after consultation with outside counsel and an independent financial advisor of nationally recognized reputation, is or is reasonably likely to result in a Superior Company Proposal that was not solicited by the Company or its representatives and that did not otherwise result from a breach or a deemed breach of this paragraph, and subject to providing prior written notice of its decision to take such action to Parent and compliance with this paragraph; (A) furnish information with respect to the Company and the Company’s subsidiaries to the person making such Company Takeover Proposal pursuant to a confidentiality agreement not less restrictive than the confidentiality agreement between the Company and Parent, provided that all such information not previously provided to Parent is provided or made available on a substantially concurrent basis to Parent and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal regarding such Company Takeover Proposal. Any violation of the restrictions set forth in the preceding sentence by any representative or affiliate of the Company or any Company subsidiary, whether or not such person is purporting to act on behalf of the Company or any Company subsidiary or otherwise, would be deemed to be a breach of the provisions described in this paragraph by the Company.
      The Oracle Merger Agreement provides further that neither the Company nor the Company Board nor any committee thereof may (a)(i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by the Company Board or any such committee of the Oracle Merger Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Company Takeover Proposal (either (i) or (ii) being an “Adverse Change in Recommendation”) or (b) approve, cause or permit the Company or any Company subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement (each, an “Acquisition Agreement”) related to any Company Takeover Proposal. Notwithstanding the foregoing, the Company may, to the extent that a failure to do so would be inconsistent with the fiduciary obligations of the Company Board under applicable law as determined in good faith by a majority of disinterested members of the Company Board after consultation with outside counsel, (A) make an Adverse Change in Recommendation or (B) at any time prior to the acceptance for payment of the Shares pursuant to the Offer, in response to a Superior Company Proposal that was not solicited by or on behalf of the Company or any Company subsidiary and did not otherwise result from a breach of the preceding paragraph, terminate the Oracle Merger Agreement pursuant to clause (e) under “Termination of the Oracle Merger Agreement” above, so long as concurrently with or immediately after such termination, the Company Board causes the Company to accept such Superior Company Proposal and enter into an Acquisition Agreement with respect thereto; provided, however, that such determination will not be made prior to: (I) the fifth business day following the receipt by Parent of a Notice of Superior Proposal (as defined below) if such Notice of Superior Proposal is received prior to the date on which the Company has filed the Schedule 14D-9 or (II) the third business day following receipt of such Notice of Superior Proposal thereafter.
      In addition to the obligations of the Company described in the preceding two paragraphs, the Oracle Merger Agreement provides that the Company will promptly, but in any event within 24 hours, advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to, or that would reasonably be expected to lead to or contemplates, any Company Takeover Proposal (including any change to the terms of any such Company Takeover Proposal or inquiry) and the identity of the person making any such Company Takeover Proposal or inquiry. The Company would agree (a) to keep Parent fully informed of the status of any such Company Takeover Proposal or inquiry, (b) promptly to advise Parent of any material amendments to the terms of any such Company Takeover Proposal or inquiry and (c) provide to Parent copies of all correspondence and other written material in the possession or control of the Company or its representatives, in connection with any Company Takeover Proposal, as soon as practicable after receipt or delivery thereof. The Company would agree not to take any actions whether contractually or otherwise to limit its ability to comply with its obligations under the Oracle Merger Agreement. In determining whether to make an Adverse Change in Recommendation or to accept a Superior Company Proposal, the Company Board would give effect to any changes to the terms of the Oracle Merger Agreement proposed by Parent following receipt of such written notice.
      The Oracle Merger Agreement defines “Notice of Superior Proposal” as a written notice to Parent from the Company advising Parent that the Company Board is prepared to make an Adverse Change in Recommendation or accept a Superior Company Proposal, specifying the terms and conditions of such Superior Company Proposal and identifying the person making such Superior Company Proposal (it being understood and agreed that any amendment to the price or another material term of such Superior Company Proposal will require a new Notice of Superior Proposal and a new three or five business day period, as described above).

      “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to, directly or indirectly: (a) a merger, consolidation, tender offer, exchange offer, binding share exchange, joint venture, dissolution, recapitalization, liquidation, business combination or other similar transaction involving the Company or any Company subsidiary, (b) the acquisition by any person in any manner of a number of shares of any class of equity securities of the Company or any Company subsidiary equal to or greater than 15% of the number of such shares outstanding before such acquisition or (c) the acquisition by any person in any manner, directly or indirectly, of assets that constitute 15% or more of the net revenues, net income, EBITDA or assets of the Company and Company subsidiaries taken as a whole, in each case other than the transactions contemplated by the Oracle Merger Agreement.
      “Superior Company Proposal” means any bona fide written offer not solicited by or on behalf of the Company or any Company subsidiary made by a third party that if consummated would result in such third party acquiring, directly or indirectly, at least a majority of the voting power of the Shares (so long as such third party is obliged to consummate a customary back end merger pursuant to which any remaining holders of the Shares are entitled to receive the same consideration) or all or substantially all the assets of the Company and the Company subsidiaries taken as a whole, (a) for consideration that the Company Board determines in its good faith judgment to be superior from a financial point of view on a present value basis to the holders of the Shares than the transactions contemplated by the Oracle Merger Agreement (based on the advice of an independent financial advisor of nationally recognized reputation), taking into account all the terms and conditions of such proposal, the Oracle Merger Agreement and any proposal by Parent to amend the terms of the Oracle Merger Agreement, (b) for which financing, to the extent required, is then committed, (c) for which, in the good faith judgment of the Company Board, no regulatory approvals are required, including antitrust approvals, that would not reasonably be expected to be obtained without undue cost or delay and (d) that, in the good faith judgment of the Company Board of directors, is otherwise reasonably likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal.
      Fees and Expenses; Termination Fee. Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger and the other transactions contemplated by the Oracle Merger Agreement would be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that printing costs related to the transactions contemplated by the Oracle Merger Agreement would be shared equally between the Company and Parent.
      The Company would promptly, but in no event later than the date of the earliest event described below, pay to Parent by wire transfer of same day funds a fee of $15 million (the “Termination Fee”) if: (a) Parent or the Purchaser terminates the Oracle Merger Agreement pursuant to the provisions described above in clause (d)(i) under “Termination of the Oracle Merger Agreement” or the Company terminates the Oracle Merger Agreement pursuant to the provisions described above in clause (e) under “Termination of the Oracle Merger Agreement”, or (b) the Company has knowledge of a Company Takeover Proposal, a Company Takeover Proposal has been made directly to the Company stockholders, or any person has announced an intention (whether or not conditional) to make a Company Takeover Proposal, and thereafter the Oracle Merger Agreement is terminated pursuant to the provisions described above in clause (b)(ii), (c) or (d)(ii) under “Termination of the Oracle Merger Agreement,” and within 12 months of such termination the Company either enters into an Acquisition Agreement or consummates a Company Takeover Proposal.
      Conduct of Business by the Company. The Oracle Merger Agreement provides that except for matters contemplated by the Oracle Merger Agreement, from the date of the Oracle Merger Agreement to the effective time of the Merger, the Company will, and will cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course of business and use all reasonable efforts to preserve intact its assets, intellectual property, business organization and relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, and to keep available the services of its current officers and employees with the objective of preserving unimpaired their goodwill and ongoing business at the effective time of the Merger. In addition, and without limiting the generality of the foregoing, except for matters expressly permitted by the Oracle Merger Agreement or set forth in the Company’s disclosure schedule delivered to Parent and the Purchaser contemporaneously with the execution of the Oracle Merger Agreement (the “Company’s Disclosure Schedule”), from the date of the Oracle Merger Agreement to the effective time of the Merger, the Company will not, and will not permit any of its subsidiaries to, do any of the following without the prior written consent of the Purchaser:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any lien (i) any shares of its capital stock, (ii) any voting debt of the Company or other voting securities, (iii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting debt of the Company, voting securities or convertible or exchangeable securities or (iv) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (A) the issuance of Shares upon the exercise of Company Stock Options (as defined below) outstanding on the date of the Oracle Merger Agreement and in accordance with their current terms, and (B) the issuance of Shares pursuant to the Top-Up Option;

(c) amend the Company’s charter, by-laws or other comparable charter or organizational documents;

(d) directly or indirectly acquire or agree to acquire, by merging or consolidating with, or by purchasing or by any other manner, any equity interest in, business of or a substantial portion of the assets of any person or any acquisition by the Company or any of its subsidiaries of any assets that are material to the Company and its subsidiaries;

(e) (i) grant to any current or former director, officer or employee of the Company or any of its subsidiaries any increase in compensation or pay any bonus, except for increases in cash compensation in the ordinary course of business or to the extent required under employment agreements in effect on the date of the Oracle Merger Agreement and set forth in the Company Disclosure Schedule, (ii) grant to any such current or former director, officer or employee of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect on the date of the Oracle Merger Agreement and set forth in the Company Disclosure Schedule, (iii) establish, adopt, enter into or amend any Company benefit agreement, (iv) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company benefit plan, (v) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Company benefit agreement or Company benefit plan or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, Company benefit plan or the Company benefit agreement or (vi) amend or modify any Company Stock Option;

(f) make any change in its fiscal year, revalue any assets or make any change in its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in Generally Accepted Accounting Principles (“GAAP”) or law;

(g) except licenses of the Company intellectual property to customers in the ordinary course of business, directly or indirectly sell, lease (as lessor), license or otherwise dispose of or subject to any lien any properties or assets with a value, individually or in the aggregate, in excess of $100,000;

(h) (i) incur, assume or guarantee any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances (other than advances to non-officer employees in the ordinary course of business) or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

(i) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business;

(j) incur or agree to incur any new capital expenditures that in the aggregate are in excess of $1,000,000 in any calendar quarter;

(k) make or change any material tax election or settle or compromise any material tax liability or refund;

(l) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company’s SEC filings or incurred since the date of such financial statements in the ordinary course of business or (ii) cancel any indebtedness that is material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, or waive any claims or rights of substantial value;

(m) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than for the liquidation of any Company subsidiary into the Company;

(n) make, enter into or renew, extend, amend, modify, or waive any material provisions of any contract or commitment or relinquish or waive any material contract rights or agree to the termination of any material contract, except in the ordinary course of business;

(o) institute, settle, or agree to settle any action, claim or proceeding pending or threatened before any arbitrator, court or other governmental entity;

(p) agree to any covenant of the Company or a Company subsidiary not to compete or other covenant of the Company or a Company subsidiary restricting the development, manufacture, marketing or distribution of the products or services of the Company or any Company subsidiary or otherwise limiting the freedom of the Company or any Company subsidiary to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its affiliates after the consummation of the Offer or the Merger;

(q) make any change in personnel relating to key employees, operations or finance; or

(r) authorize, commit or agree to take any action referred to in this section “Conduct of Business by the Company”.

      Board of Directors. The Oracle Merger Agreement provides that promptly upon the acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Company Board as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that equals the product of: (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of the Shares so accepted for payment and paid for by the Purchaser plus the number of the Shares otherwise owned by the Purchaser or any other subsidiary of Parent bears to (ii) the number of such Shares outstanding, and the Company will, at such time, cause the Purchaser’s designees to be so elected or appointed to the Company Board, provided that in the event that the Purchaser’s designees are appointed or elected to the Company Board, until the effective time of the Merger, the Company Board will have at least three directors who are members of the Company Board on the date of the Oracle Merger Agreement and who are not officers of the Company (“Independent Directors”); and provided, further, that, in such event, if the number of Independent Directors will be reduced below three for any reason whatsoever, the remaining Independent Directors will be entitled to nominate a person to fill such vacancy who will be deemed to be an Independent Director for purposes of the Oracle Merger Agreement or, if no Independent Directors then remain, the other directors will designate two persons to fill such vacancies who are not officers, employees, stockholders or affiliates of the Company, the Purchaser or Parent, and such persons will be deemed to be Independent Directors for purposes of the Oracle Merger Agreement. Subject to applicable law, the Company has agreed to take all action requested by Parent necessary to effect any such election or appointment, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company will make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser’s designees). In connection with the foregoing, the Company would agree promptly, at the option of the Purchaser, either to increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser’s designees to be elected or appointed to the Company Board as provided above. The Company would also agree to use its reasonable efforts to cause the Purchaser’s designees to be proportionately represented on each committee of the Company Board (other than any committee of the Company Board established to take action under the Oracle Merger Agreement) and each board of directors of each subsidiary of the Company designated by the Purchaser.
      Following the election or appointment of the Purchaser’s designees pursuant to provisions described in the preceding paragraph until the effective time of the Merger, the concurrence of a majority of the Independent Directors would be required for any amendment to the Oracle Merger Agreement, any termination of the Oracle Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations of Parent or the Purchaser under the Oracle Merger Agreement (except as expressly permitted under the Oracle Merger Agreement), any recommendation to stockholders or any modification or withdrawal of any such recommendation, any retention of counsel or other advisors in connection with the transactions contemplated by the Oracle Merger Agreement, any required or permitted consent or action by the Company Board under the Oracle Merger Agreement or any waiver of any of the Company’s rights or Parent’s or the Purchaser’s obligations under the Oracle Merger Agreement.
      The Oracle Merger Agreement further provides that the directors of the Purchaser immediately prior to the effective time of the Merger will be the directors of the surviving corporation in the Merger until the next annual meeting of stockholders of the surviving corporation (or until their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The Company would cause all directors of the Company to resign immediately prior to the effective time of the Merger.
      Stock Options. The Oracle Merger Agreement provides that the holder of each vested Company Stock Option that has not been exercised prior to the effective time of the Merger will be entitled to receive an amount of cash equal to the product of the following: (a) the excess, if any, of (i) the per Share Merger Consideration (as defined below) over (ii) the exercise price per Share of Shares subject to such Company Stock Option, multiplied by (b) the number of Shares issuable pursuant to the vested and unexercised portion of such Company Stock Option. Any Company Stock Option that is unvested immediately prior to the effective time of the Merger will be terminated and cancelled as of the effective time of the Merger without any consideration paid in respect thereof. No Company Stock Options will be assumed by Parent. No amount greater than the amount provided under the first sentence of this subparagraph may be paid to any option holder in respect of any Company Stock Option. All Company Stock Plans (as defined below) will be terminated as of the effective time of the Merger. “Merger Consideration” means an amount in cash equal to the Offer Price, without interest.
      All amounts payable as described above will be subject to any required withholding of taxes and will be paid at or as soon as practicable following the effective time of the Merger, but in any event within seven days following the effective time of the Merger, without interest. The cancellation of Company Stock Options in exchange for the cash payments described under the heading “Stock Options” would be deemed a release of any and all rights the holder of such Company Stock Options had or may have had in respect thereof.
      The Company Board (or if appropriate, any committee administering the Retek 1999 Employee Stock Purchase Plan (the “Company ESPP”)) would adopt resolutions providing that a new purchase date for the Purchase Period (as defined in the Company ESPP) ongoing at the date of the Oracle Merger Agreement (the “Current Purchase Period”) will be set as of the date immediately preceding the effective time of the Merger and any Offering Periods (as defined in the Company ESPP) will end, and each participant’s right to purchase any Shares pursuant to the Company ESPP will be converted, as of the date immediately preceding the effective time of the Merger, into the right to receive an amount of cash equal to (a) (i) the Merger Consideration minus the Purchase Price (as defined in the Company ESPP) per Share multiplied by (ii) the number of Shares that such participant’s actual payroll contributions during the Current Purchase Period up to the date immediately preceding the effective time of the Merger would have purchased at the Purchase Price plus (b) reimbursement of such participant’s actual payroll contribution during the Current Purchase Period up to the date immediately preceding the effective time of the Merger; provided, however, that the maximum number of Shares that would have been subject to purchase for the Current Purchase Period will not exceed 286,434 Shares. The Company ESPP will terminate immediately following the consummation of such conversion.
      As soon as practicable following the date of the Oracle Merger Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) would take or cause to be taken such actions as are required to cause (a) the Company Stock Plans to terminate as of the effective time of the Merger and (b) the provisions in any other the Company benefit plan providing for the issuance, transfer or grant of any capital stock of the Company to be deleted as of the effective time of the Merger.
      In the Oracle Merger Agreement:

“Company SAR” means a stock appreciation right awarded pursuant to the Retek 1999 Equity Incentive Plan;

“Company Stock Option” means any option to purchase Company shares granted under any of the Retek Stock Plan; and

“Company Stock Plans” means the Retek 1999 Director Stock Option Plan, the Retek 1999 Equity Incentive Plan, the Retek 1999 Employee Stock Purchase Plan, the Hightouch Technologies, Inc. 1999 Stock Option Plan, and any other Company stock option, stock incentive, employee stock purchase or other equity-based stock plans in effect, in each case as amended from time to time.
      Indemnification; Insurance. In the Oracle Merger Agreement, Parent and the Purchaser would agree that all rights to indemnification for all acts or omissions occurring prior to the effective time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries (the “Indemnified Parties”) as provided in their respective certificates of incorporation, by-laws or indemnification agreements will survive the Merger and will continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, that in the event any claim or claims are asserted or made prior to the expiration of all applicable statutes of limitations, all rights to indemnification in respect of any such claim or claims will continue until disposition of any and all such claims.
      Parent would, or would cause the Company to, maintain in effect for six years after the effective time of the Merger the current policies of directors’ and officers’ liability insurance maintained by the Company and its subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing material terms and conditions that are no less advantageous to the persons currently covered by such policies as the insured) for acts or omissions occurring at or prior to the effective time of the Merger to the extent that such liability insurance can be maintained annually at a cost to Parent not greater than 200% of the current annual premium for the current the Company directors’ and officers’ liability insurance; provided, however, that if such insurance cannot be so maintained or obtained at such cost, Parent will maintain or obtain as much of such insurance as can be so maintained or obtained at a cost equal to 200% of the current annual premium of the Company for such insurance.
      Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in the Oracle Merger Agreement (including the provisions described above under “Takeover Proposals”), each of the parties would agree to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Oracle Merger Agreement, including: (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings (including using all reasonable best efforts to cause the pre-merger notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) to be filed within seven business days after the date of the Oracle Merger Agreement and including other filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity; (b) the obtaining of all necessary consents, approvals or waivers from third parties; (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Oracle Merger Agreement or the consummation of the transactions contemplated by the Oracle Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Oracle Merger Agreement and to fully carry out the purposes of the Oracle Merger Agreement; provided, however, that Parent will not be required to consent to any action described in paragraph (a) of “The Offer — Section 14”. In connection with and without limiting the foregoing, Parent, the Purchaser, the Company and the Company Board would agree to (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any transaction contemplated by the Oracle Merger Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Oracle Merger Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Oracle Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Oracle Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by the Oracle Merger Agreement.
      The Company would agree to give prompt notice orally and in writing to Parent, and Parent or the Purchaser would agree to give prompt notice orally and in writing to the Company, of any failure of any condition to the Offer described in “The Offer — Section 14” or any condition to the Merger set forth above under “Conditions to the Merger”; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Oracle Merger Agreement.
      Representations and Warranties. The Oracle Merger Agreement contains various customary representations and warranties. It also includes a representation and warranty that the Company has terminated the SAP Merger Agreement and any related obligations.
      12.     Purpose of the Offer; Plans for the Company; Statutory Requirements; Approval of the Merger; Appraisal Rights.
      Purpose of the Offer; Plans for the Company. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company consummate a merger or other business combination with us (or one of our subsidiaries). Pursuant to such merger, the outstanding Shares not owned by Parent or its subsidiaries (including us) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.
      If we acquire Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to our equity ownership in the Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.
      Whether or not we propose a merger or other similar business combination with the Company, we currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board. We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the Company Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Company Board.
      In connection with our consideration of the Offer, we have developed a plan, on the basis of available information, for the combination of the business of the Company with that of Parent. Important elements of that plan include: (i) incorporating the Company’s product line into Parent’s existing E-Business Suite and successor product families; (ii) continuing to develop the Company’s products based on the Java language and other industry standards; (iii) ensuring customer continuity and support; and (iv) retaining the Company’s sales, development and support organizations while combining other functions with Parent’s existing infrastructure. We will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.
      Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries

(such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board or management, any material change in the Company’s capitalization or dividend policy or any other material change in the Company’s corporate structure or business.
      Statutory Requirements; Approval of the Merger. Under Delaware Law and the Company’s Certificate of Incorporation, if the Section 203 Condition is satisfied, a merger of the Company would require the approval of the Company Board and the holders of a majority of the outstanding Shares. If we acquire, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares we would have sufficient voting power to approve a merger of the Company without the affirmative vote of any other stockholder of the Company. In addition, under Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve a merger of the Company without a vote of the Company Board or other stockholders. If we acquire control of the Company, we currently intend that, prior to the acquisition of the entire equity interest in the Company, no dividends will be declared on the Shares.
      Section 203 could significantly delay our ability to acquire the entire equity interest in the Company. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.
      The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.
      The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer or the Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by us, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the Company).
      We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to consummate a merger or other business combination with the Company. We believe we would be able to cause the consummation of such a merger or other business combination if we own a majority of the outstanding Shares and (i) such merger or other business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by us or our affiliates and associates or (ii) such merger or other business combination occurs after the expiration of three years following the date we became an interested stockholder.
      On the other hand, if we waive the Section 203 Condition and purchase Shares pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with the Company, we may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by the Company. We have not determined whether we would take any of the actions described above under such circumstances.
      If the Merger Agreement Condition is satisfied, we expect that in approving any merger agreement we enter into with the Company, the Company will also approve the Offer and take any other action necessary to render Section 203 inapplicable to a merger or other business combination with the Company.
      The exact timing and details of any merger or other similar business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares we acquire pursuant to the Offer. Although we currently intend to propose a merger or similar business combination generally on the terms described above, it is possible that, as a result of substantial delays in our ability to effect such a transaction, actions the Company may take in response to the Offer, information we obtain hereafter, changes in general economic or market conditions or in the business of the Company or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. We reserve the right not to propose a merger or other similar business combination with the Company or to propose such a transaction on terms other than those described above. Specifically, we reserve the right (i) to propose consideration in a merger or other similar business combination consisting of securities or a combination of cash and securities and (ii) to propose consideration in such a transaction having a value more or less than the amount referred to above.
      Appraisal Rights. You do not have appraisal rights as a result of the Offer. However, if a merger involving the Company is consummated, stockholders of the Company who have neither voted in favor of a merger nor consented thereto in writing, and who otherwise under Delaware Law comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.
      If any holder of Shares who demands appraisal under Section 262 of Delaware Law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in Delaware Law, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.
      Failure to follow the steps required by Section 262 of Delaware Law for perfecting appraisal rights may result in the loss of such rights.
      The foregoing discussion is not a complete statement of Delaware Law or U.S. federal law and is qualified in its entirety by reference to Delaware Law and applicable U.S. Federal law.
      13.     Dividends and Distributions. If, on or after March 8, 2005, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on March 8, 2005, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under “The Offer — Section 14”, we may, in our reasonable discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate including the number or type of securities to be purchased.
      If, on or after March 8, 2005, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under “The Offer — Section 14”, (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our reasonable discretion.
      14.     Conditions of the Offer. Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Minimum Tender Condition, the Merger Agreement Condition or the Section 203 Condition shall not have been satisfied, any applicable waiting period under the HSR Act, or under any applicable foreign statutes or regulations, will not have expired or been terminated prior to the Expiration Date, any approval required by the German Federal Cartel Office shall not have been received, either by receipt of a written notification or by expiration of any applicable waiting period prior to the Expiration Date, or if, at any time on or after May 9, 2005, and before to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of government approvals), any of the following conditions exist:

(a) there shall be pending or threatened any suit, action or proceeding by any Governmental Entity (as defined in the Oracle Merger Agreement), or pending any suit, action or proceeding that has a reasonable likelihood of success by any other person, (i) challenging the acquisition by Parent or the Purchaser of any of the Shares, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or any other transaction contemplated by the Oracle Merger Agreement or, other than litigation that is set forth in the Company Disclosure Schedule, seeking to obtain from the Company, Parent or the Purchaser or any of their respective subsidiaries or affiliates any damages that are material in relation to the Company and the Company’s subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any other transaction contemplated by the Oracle Merger Agreement, (iii) seeking to impose limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company’s subsidiaries or (v) other than litigation that is set forth in the Company Disclosure Schedule, that otherwise individually or in the aggregate would reasonably be expected to have a material adverse effect on the business, assets, financial condition, results of operations or, prospects of the Company and its subsidiaries, or directly or indirectly prevent or materially impede or delay the consummation of the Offer or the Merger (a “Company Material Adverse Effect”);

(b) any law or judgment shall have been enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or permit withheld with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer, the Merger or any other transaction contemplated by the Oracle Merger Agreement, in either case by any Governmental Entity that individually or in the aggregate would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

(c) since the date of the Oracle Merger Agreement, there shall have occurred any event, change or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(d) there shall have occurred and be continuing at the time immediately prior to such obligation of the Purchaser (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) any extraordinary adverse change in the financial markets or major stock exchange indices in the United States or (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(e) the Company Board or any committee thereof shall have (i) failed to recommend the Offer or the approval and adoption of the Oracle Merger Agreement and the Merger by the stockholders of the Company or withdrawn or modified the approval or recommendation of the Company Board or any committee thereof of the Oracle Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Oracle Merger Agreement (including by amendment of the Schedule 14D-9) in a manner adverse to Parent, (ii) approved or recommended to the stockholders of the Company a Company Takeover Proposal or announced its intention to enter into an Acquisition Agreement with respect to a Company Takeover Proposal or (iii) approved or recommended that stockholders of the Company tender their Shares into any tender offer or exchange offer that is a Company Takeover Proposal or is related thereto;

(f) any representation and warranty of the Company in the Oracle Merger Agreement shall not be true and correct (disregarding solely for purposes of this paragraph (f) any materiality or Company Material Adverse Effect qualifications therein), which failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect as of the scheduled or extended expiration of the Offer, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date);

(g) any representation and warranty of the Company as to its capital structure, its intellectual property or computer software that is qualified as to materiality or material adverse effect shall not be true and correct or any such representation and warranty that is not so qualified shall not be true and correct in any material respect, as of the date of the Oracle Merger Agreement and as of the scheduled or extended expiration of the Offer, except to the extent such representation and warranty expressly relates to an earlier date (in which case on and as of such earlier date);

(h) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Oracle Merger Agreement;

(i) the Company shall have (i) failed to timely file with the SEC its annual report on Form 10-K including all information required to be disclosed pursuant to Item 9A of Form 10-K or (ii) failed to include in its annual report on Form 10-K an unqualified opinion from its auditors on the Company’s financial statements; or

(j) the Oracle Merger Agreement shall have been terminated in accordance with its terms.
      The foregoing conditions are for the sole benefit of Parent, the Purchaser and their affiliates and may be asserted by us or Parent in our reasonable discretion regardless of the circumstances (including any action or omission by Parent or us) giving rise to any such conditions or may be waived by us in our reasonable discretion in whole or in part at any time or from time to time before the Expiration Date (provided that all conditions to the Offer other than those dependent upon the receipt of government approvals must be satisfied or waived prior to expiration of the Offer). We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination made by us concerning the events described in this Section 14 shall be final and binding upon all parties.

      15.     Certain Legal Matters; Regulatory Approvals.
      General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes”, such approval or other action will be sought. Except as described under “Antitrust”, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 14”.
      State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and the Company, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.
      The Minnesota Takeover Disclosure Law, Minnesota Statutes, Sections 80B.01-80B.13 (the “Takeover Disclosure Statute”), by its terms requires certain disclosures and the filing of certain disclosure material with the Minnesota Commissioner of Commerce (the “Commissioner”) with respect to any offer for a corporation, such as the Company, that has its principal place of business in Minnesota and a certain number of stockholders resident in Minnesota. Purchaser will file a registration statement with the Commissioner on March 9, 2005. Although the Commissioner does not approve or disapprove the Offer, he does review the disclosure material for the adequacy of such disclosure and is empowered to suspend summarily the Offer in Minnesota within three days of such filing if he determines that the registration statement does not (or the material provided to beneficial owners of the Shares residing in Minnesota does not) provide full disclosure. If such summary suspension occurs, a hearing must be held (within 10 days of the summary suspension) as to whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action under the Takeover Disclosure Statute, such action may have the effect of significantly delaying the Offer. In filing a registration statement under the Takeover Disclosure Statute, Purchaser does not concede that some or all of the provisions of the Takeover Disclosure Statute are applicable, valid, enforceable or constitutional.
      In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

      If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and the Company, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 14”.
      Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.
      Pursuant to the requirements of the HSR Act, we will file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on the date hereof or as promptly thereafter as practical. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 P.M., New York City time, 15 days following such filing, unless such 15th day is a Saturday, Sunday or other legal public holiday, in which case the waiting period will expire at 11:59 P.M., New York City time, on the next regular business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 P.M., New York City time, 10 days after our substantial compliance with such request. Thereafter, such waiting period can be extended only by court order. We expect to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.
      Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting period under the HSR Act. See “The Offer — Section 14”. Subject to certain circumstances described in “The Offer — Section 4”, any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended.
      The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as our acquisition of Shares pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or the Company’s substantial assets. Private parties and individual states may also bring legal actions under the antitrust laws. We do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Offer — Section 14” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.
      Under the provisions of the German Act against Restraints on Competition (“ARC”), the acquisition of Shares pursuant to the Offer may be consummated if the acquisition is approved by the German Federal Cartel Office (“FCO”), either by written approval or by expiration of a one month waiting period commenced by the filing by Parent of a complete notification (the “German Notification”) with respect to the Offer, unless the FCO notifies Parent within the one month waiting period of the initiation of an in-depth investigation. Parent will file the German Notification on the date hereof or as promptly thereafter as practical. If the FCO initiates an in-depth investigation, the acquisition of Shares under the Offer may be consummated if the acquisition is approved by the FCO, either by written approval or by expiration of a four month waiting period commenced by the filing of the German Notification, unless the FCO notifies Parent within the four month waiting period that the acquisition satisfies the conditions for a prohibition and may not be consummated. The written approval by the FCO or the expiration of any applicable waiting period is a condition to the Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer.
      The Merger will not require an additional filing under the ARC if the Purchaser owns 50% or more of the outstanding shares at the time of the Merger and if the Merger occurs after the acquisition of shares under the Offer is approved by the FCO, either by written approval or by expiration of any applicable waiting period.
      Other. Based upon our examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 14”.
      Any merger or other similar business combination that we propose would also have to comply with any applicable U.S. Federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.
      16.     Fees and Expenses. We have retained MacKenzie Partners, Inc. to act as the information agent and EquiServe Trust Company, N.A. to act as the depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. Federal securities laws.
      We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
      17.     Miscellaneous. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.
      No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
      We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer — Section 9” of this Offer to Purchase.

Ruby Merger Corp.
March 9, 2005

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
      The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. The business address of each director and officer is Oracle Corporation, 500 Oracle Parkway, Redwood City, CA 94065. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. None of the directors and officers of Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States, except for Sergio Giacoletto, who is a citizen of Switzerland, Derek H. Williams, who is a citizen of the United Kingdom, and Juergen Rottler, who is a citizen of Germany. Directors are identified by an asterisk.
Directors and Executive Officers of Parent

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

*Jeffrey S. Berg	57	Mr. Berg has served as a director since February 1997. He has been a member of the Committee on Compensation and Management Development (the “Compensation Committee”) since October 2001, a member of the Nomination and Governance Committee (the “Governance Committee”) since October 2001 and served on the Finance and Audit Committee (the “F&A Committee”) from April 1997 to October 2001. Mr. Berg has been an agent in the entertainment industry for over 35 years and Chairman and Chief Executive Officer (“CEO”) of International Creative Management, Inc., a talent agency for the entertainment industry, since 1985. He has served as Co-Chair of California’s Council on Information Technology and was President of the Executive Board of the College of Letters and Sciences at the University of California at Berkeley. He is on the Board of Trustees of the Anderson School of Management at the University of California at Los Angeles.
*H. Raymond Bingham	59	Mr. Bingham has served as a director and a member of the F&A Committee since November 2002. He has been a member and Chairman of the Independent Committee for Review of Interested Transactions (the “Independent Committee”) since July 2003 and a member of the Acquisition Committee since November 2004. Mr. Bingham is Executive Chairman of the Board of Directors of Cadence Design Systems, Inc. (“Cadence”), a supplier of electronic design automation software and services, and has served as a director of Cadence since November 1997. Prior to becoming Executive Chairman, he served as President and Chief Executive Officer of Cadence from April 1999 to May 2004 and as Executive Vice President and Chief Financial Officer from April 1993 to April 1999. Before joining Cadence in 1993, Mr. Bingham served, for eight years, as Executive Vice President and Chief Financial Officer for Red Lion Hotels, Inc., where he was also responsible for corporate business development. Mr. Bingham also serves as a director of KLA Tencor Corporation and Freescale Semiconductor, Inc.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

Keith G. Block	44	Mr. Block has been Executive Vice President, North America Sales and Consulting since September 2002 and Executive Vice President, North America Consulting since February 2002. Mr. Block served as Senior Vice President of North America Commercial Consulting and Global Service Lines from June 1999 until January 2002. He served as Senior Vice President of the Commercial Consulting Practice from April 1999 until May 1999. Mr. Block was Group Vice President, East Consulting from June 1997 until March 1999. Prior to joining Parent in 1986, Mr. Block was a Senior Consultant at Booz, Allen and Hamilton.
*Michael J. Boskin	59	Dr. Boskin has served as a director since April 1994. He has been a member of the F&A Committee and the Governance Committee since July 1994, a member of the Compensation Committee since July 1995 and a member of the Acquisition Committee since June 2003. He served on the Independent Committee from October 1999 to July 2003. He was elected Chairman of the Compensation Committee by the Board in July 1997 and Chairman of the Governance Committee in October 2001. Dr. Boskin is the Tully M. Friedman Professor of Economics and Hoover Institution Senior Fellow at Stanford University, where he has been on the faculty since 1971. He is CEO and President of Boskin & Co., Inc., a consulting firm. He was Chairman of the President’s Council of Economic Advisors from February 1989 until January 1993. Dr. Boskin also serves as a director of Exxon Mobil Corporation, First Health Group Corp. and Vodafone Group, PLC.
*Safra Catz	43	Ms. Catz has served as a director since October 2001. She has been a President since January 2004. She served as an Executive Vice President from November 1999 to January 2004 and served as a Senior Vice President between April 1999 and October 1999. Prior to joining Parent, Ms. Catz was employed by Donaldson, Lufkin & Jenrette, a global investment bank, where she was a Managing Director from February 1997 to March 1999.
Daniel Cooperman	54	Mr. Cooperman has been Senior Vice President, General Counsel and Secretary since February 1997. Prior to joining Parent, Mr. Cooperman had been associated with the law firm of McCutchen, Doyle, Brown & Enersen (which has since become Bingham McCutchen LLP) from October 1977 and had served as a partner since June 1983. From September 1995 until February 1997, Mr. Cooperman was Chair of the law firm’s Business and Transactions Group and from April 1989 through September 1995, he served as Managing Partner of the law firm’s San Jose office.
*Lawrence J. Ellison	60	Mr. Ellison has been CEO and a director since he founded Parent in June 1977. Mr. Ellison served as Chairman of the Board from June 1995 until January 2004 and from May 1990 until October 1992. He served as President from May 1978 to June 1996. Mr. Ellison has been a member of the Executive Committee since December 1985.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

*Hector Garcia-Molina	51	Mr. Garcia-Molina has served as a director since October 2001. Mr. Garcia-Molina has been a member of the Special Litigation Committee since February 2002. He has been the Leonard Bosack and Sandra Lerner Professor in the Departments of Computer Science and Electrical Engineering at Stanford University since October 1995 and has served as Chairman of the Department of Computer Science since January 2001. He has been a professor at Stanford University since January 1992. From August 1994 until December 1997, he was Director of the Computer Systems Laboratory at Stanford University. Mr. Garcia-Molina also serves as a director of Kintera Inc.
Sergio Giacoletto	55	Mr. Giacoletto has been Executive Vice President for Europe, Middle East and Africa since June 2000 and Senior Vice President, Business Solutions, since November 1998. He was Vice President, Alliances and Technology from March 1997 to November 1998. Before joining Parent, he was President of AT&T Solutions for Europe since August 1994. Previously, he spent 20 years with Digital Equipment Corporation in various positions in European marketing and services.
*Joseph A. Grundfest	53	Mr. Grundfest has served as a director since October 2001. Mr. Grundfest has been a member and Vice Chairman of the F&A Committee since October 2001, a member of the Special Litigation Committee since February 2002 and a member of the Acquisition Committee since June 2003. He served on the Independent Committee from January 2002 until July 2003. He is the William A. Franke Professor of Law and Business at Stanford Law School, where he has been on the faculty since January 1990. Prior to that, Mr. Grundfest was a Commissioner of the SEC from 1985 until 1990.
*Jeffrey O. Henley	60	Mr. Henley has been Chairman of the Board since January 2004 and a director since June 1995. Mr. Henley served as an Executive Vice President and Chief Financial Officer from March 1991 until July 2004. He has been a member of the Executive Committee since July 1995. Prior to joining Parent, he served as Executive Vice President and Chief Financial Officer of Pacific Holding Company, a privately-held company with diversified interests in manufacturing and real estate, from August 1986 to February 1991. He also serves as a director of CallWave, Inc.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

*Jack F. Kemp	69	Mr. Kemp has served as a director since December 1996 and previously served as a director from February 1995 until September 1996. He has been a member of the Independent Committee since July 2003. Mr. Kemp has been a Co-Chairman of FreedomWorks Empower America, a non-profit grassroots advocacy organization, since July 2004. From January 1993 until July 2004, Mr. Kemp was Co-Director of Empower America, which merged with Citizens for a Sound Economy to form FreedomWorks in July 2004. Mr. Kemp served as a member of Congress for 18 years and as Secretary of Housing and Urban Development from February 1989 until January 1993. In 1996, Mr. Kemp was the Republican candidate for Vice President of the United States. Mr. Kemp also serves as a director of Hawk Corporation, IDT Corporation and CNL Hotels & Resorts, Inc.
*Donald L. Lucas	74	Mr. Lucas has served as a director since March 1980. He has been Chairman of the Executive Committee since December 1985 and Chairman of the F&A Committee since 1987. Mr. Lucas has been a member of the Compensation Committee since October 1992, a member of the Governance Committee since December 1996, a member of the Independent Committee since October 1999 and a member of the Acquisition Committee since June 2003. He was Chairman of the Board from October 1980 to May 1990. He has been a self-employed venture capitalist since 1960. He also serves as a director of Cadence, Macromedia, Inc., PDF Solutions, Inc. and 51job, Inc.
Jennifer L. Minton	44	Ms. Minton has been Senior Vice President, Finance and Operations since October 2001. She served as Senior Vice President and Corporate Controller from April 2000 to September 2001 and Vice President and Corporate Controller from November 1998 to March 2000. Ms. Minton joined Parent in May 1989 and has held various positions in the finance organization including Assistant Corporate Controller and was Vice President since August 1995.
*Charles E. Phillips, Jr.	45	Mr. Phillips has been a President since January 2004 and has been a director since January 2004. Mr. Phillips was Executive Vice President, Strategy, Partnerships, Business Development from May 2003 to January 2004. Prior to joining Parent, Mr. Phillips was with Morgan Stanley & Co. Incorporated, where he was a Managing Director from November 1995 to May 2003 and a Principal from December 1994 to November 1995. From 1986 to 1994, Mr. Phillips worked at various investment banking firms on Wall Street. Prior to that, Mr. Phillips served as a Captain in the United States Marine Corps as an information technology officer. Mr. Phillips also serves as a director of Viacom Inc. and 51job, Inc.

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

Juergen Rottler	38	Mr. Rottler has been Executive Vice President for Oracle Support and Oracle On Demand since September 2004. Prior to joining Parent, he served as Senior Vice President, Public Sector, Customer Solutions Group at Hewlett-Packard Company (“HP”) from December 2003 to September 2004, where he was responsible for HP’s worldwide Public Sector, Health and Education business. Mr. Rottler was Vice President, HP Services Worldwide Sales and Marketing from May 2003 to December 2003, Vice President, HP Services Worldwide Marketing, Strategy and Alliances from May 2002 to May 2003, Vice President and General Manager, HP Services North America from April 2000 to May 2002, and Business Unit General Manager, OpenView Software Business Unit at HP from November 1999 to April 2000.
Charles A. Rozwat	57	Mr. Rozwat has been Executive Vice President, Server Technologies since November 1999 and served as Senior Vice President, Database Server from December 1996 to October 1999. Mr. Rozwat served as Vice President of Development from May 1995 to November 1996. Prior to joining Parent, he spent 17 years in various positions at Digital Equipment Corporation.
Derek H. Williams	60	Mr. Williams has been Executive Vice President, Asia Pacific since October 2000 and Senior Vice President, Asia Pacific from July 1993 to October 2000. Mr. Williams served as Vice President, Asia Pacific, from April 1991 to July 1993. Mr. Williams joined Oracle United Kingdom in October 1988 and served as Regional Director, Strategic Accounts from October 1988 to April 1991.
Harry L. You	45	Mr. You has been Executive Vice President and Chief Financial Officer since July 2004. Prior to joining Parent, Mr. You was Chief Financial Officer of Accenture Ltd, a global management consulting, technology services and outsourcing company, from June 2001 to July 2004. Prior to Accenture, Mr. You was with Morgan Stanley & Co. Incorporated where he was a Managing Director from December 2000 to June 2001 and a Principal from March 1996 to December 2000. Mr. You also serves as a director of Korn/Ferry International. During the period between June 2001 and July 2004 while Mr. You was Chief Financial Officer of Accenture, Accenture provided consulting services to the Company in exchange for customary compensation.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER
      The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Purchaser are set forth below. The business address of each director and officer is care of Oracle Corporation, 500 Oracle Parkway, Redwood City, CA 94065. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. None of the directors and officers of the Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.
Directors and Executive Officers of the Purchaser

		Current Principal Occupation or Employment
Name	Age	and Five-Year Employment History

*Daniel Cooperman	54	Mr. Cooperman has been the President of the Purchaser since March 2005. He has been a director of the Purchaser since March 2005. He has been Senior Vice President, General Counsel and Secretary of Parent since February 1997. Prior to joining Parent, Mr. Cooperman had been associated with the law firm of McCutchen, Doyle, Brown & Enersen (which has since become Bingham McCutchen LLP) from October 1977 and had served as a partner since June 1983. From September 1995 until February 1997, Mr. Cooperman was Chair of the law firm’s Business and Transactions Group and from April 1989 through September 1995, he served as Managing Partner of the law firm’s San Jose office.
*Safra Catz	43	Ms. Catz has been the Chief Financial Officer and Treasurer of the Purchaser since March 2005. She has been a director of the Purchaser since March 2005. She has served as a director of Parent since October 2001. She has served as President of Parent since January 2004. She was an Executive Vice President of Parent from November 1999 to January 2004 and served as a Senior Vice President between April 1999 and October 1999. Prior to joining Parent, Ms. Catz was employed by Donaldson, Lufkin & Jenrette, a global investment bank, where she was a Managing Director from February 1997 to March 1999.
Matthew Ng	37	Mr. Ng has been Secretary of the Purchaser since March 2005. He has been Associate General Counsel of Parent since November 2002 and Assistant Secretary of Parent since October 1999. He was Assistant General Counsel from October 2000 to November 2002 and Senior Corporate Counsel from June 1999 to October 2000. He joined Parent as Corporate Counsel in June 1996.

      Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:
The Depositary for the Offer is:
EquiServe Trust Company, N.A.

By Mail:	By Overnight Mail:	By Hand:
EquiServe Trust Company, N.A. c/o Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	EquiServe Trust Company, N.A. 66 Brooks Drive Braintree, MA 02184	EquiServe Trust Company, N.A. c/o Corporate Actions 17 Battery Park Place, 11th Floor New York, NY 10004
By Facsimile:
(781) 575-2901
Confirm Facsimile
Transmission:
(By Telephone Only)
(781) 575-3816
      If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent at the addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
105 Madison Avenue
New York, NY 10016
(212) 929-5500 (call collect)
or
Call Toll-Free (800) 322-2885
E-mail: tenderoffer@mackenziepartners.com